Exhibit 10.1

CAPITALSOURCE INC.
SECOND AMENDED AND RESTATED EQUITY INCENTIVE PLAN

FORM OF NON-QUALIFIED OPTION AGREEMENT

Non-qualified Option	This option is not intended to be an incentive option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting	This option is exercisable only as to the vested portion of the shares of Stock (the “Shares”) shown in the notice of grant of stock options (the “Grant Notice”). The option may be exercised, in whole or in part, to purchase a whole number of vested Shares of not less than 100 Shares, unless the number of vested Shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

No additional Shares will vest after your Service has terminated for any reason, except as provided below in the case of your Retirement.

Notwithstanding the vesting schedule set forth in the Grant Notice, in the event of a Change of Control (as defined in this Agreement), the option Shares will become 100% vested upon: (i) your Involuntary Termination within 24 months following the Change of Control or (ii) the occurrence of a Change of Control if the option is not assumed, or an equivalent option substituted for the option, by the Company or its successor.

For purposes of this Agreement:

• “Change of Control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction which results in any person or entity (other than persons who are shareholders or Affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of Shares of the Company or its successor. Notwithstanding the foregoing a transaction described in clause (i) or clause (ii) of the preceding sentence shall not be a Change of Control if persons who are shareholders of the Company or its Affiliates immediately prior to the transaction continue to own 50% or more of the combined voting power of the Company or the resulting entity immediately following the transaction.

• “Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company for reasons other than Cause; or (ii) your voluntary resignation following (x) a change in your position with the Company which materially reduces your duties and responsibilities or the level of management to which you report, (y) a material reduction in your level of compensation (including base salary, fringe benefits and target bonus) or (z) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relation is brought about by the Company without your consent.

Term	Your option will expire in any event on the Expiration Date shown on the Grant Notice. Your option will expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason, other than death, Retirement, Disability or Cause, then the unvested portion of your option shall expire immediately and the vested portion of your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

Death	If your Service terminates because of your death, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death. During that twelve month period, your estate or heirs may exercise the vested portion of your option. If you have been employed by the Company for at least one (1) year at the time your Service terminates because of your death, then your option will be fully vested as of the date of your termination due to your death.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date twelve (12) months after your termination date. In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your option.

Retirement	If your Service terminates because of your Retirement (as defined in this section), then your option will continue to vest and will expire at the close of business at Company headquarters on the date three (3) years after your termination date; provided, that, you will automatically forfeit the unexercised portion of the option if the Company determines that you have failed to comply with the terms of any non-competition, non-solicitation, non-disclosure, non-disparagement or other similar agreement between you and the Company or its Affiliate during such three (3) year period. For the purpose of this Agreement, “Retirement” means your voluntary termination of Service at or after age 55 with the sum of your age and years of service equal to 65 or greater.

Disability	If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date. If you have been employed by the Company for at least one (1) year at the time your Service terminates because of your Disability, then your option will be fully vested as of the date of your termination due to your Disability.

Forfeiture of Rights	If you should take actions in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, the Company has the right to cause an immediate forfeiture of your rights to this option and the option shall immediately expire.

Leaves of Absence	For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise	When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase (in a parcel of at least 100 Shares generally). Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option price indicated on the Grant Notice for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

- Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

- Shares which have already been owned by you for more than six months and which are surrendered to the Company. The value of the Shares, determined as of the effective date of the option exercise, will be applied to the option price.

- To the extent a public market for the Shares exists as determined by the Company, by delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Shares acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of Shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Transfer of Option	During your lifetime:

• only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option; and

• you cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan.

If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Notwithstanding the restrictions on transfer in this section of the Agreement, the Board may authorize, in their sole discretion, the transfer of a vested option (in whole or in part) to a member of your immediate family or a trust for the benefit of your immediate family.

Retention Rights	Neither your option nor this Agreement gives you the right to be retained by the Company (or any Affiliate) in any capacity. Unless otherwise specified in an employment or other agreement between the Company (or any Affiliate) and you, the Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until the Shares have been issued upon exercise of your option and either a certificate evidencing your Shares has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for distributions or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Adjustments	In the event of a split, a distribution or a similar change in the Shares, the number of Shares covered by this option and the option price per Share may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement, the associated Grant Notice and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

By signing the Grant Notice, you agree to all of the terms and conditions described above, in the Grant Notice and in the Plan.